Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

RiverNorth Capital and Income Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$30,865,336	$0.00014760	$4,555.72

Carry Forward Securities(2)
Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$119,134,664	$0.00011020	$13,128.64	N-2	333-266719	December 9, 2022	$16,530.00

Total Offering Amounts						$150,000,000(3)	$0.00011020	$17,684.36
Total Fees Previously Paid						$119,134,664	$0.00011020	$13,128.64
Total Fee Offsets								---
Net Fee Due								$4,555.72

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $119,134,664 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-266719) effective December 9, 2022 (the “Prior Registration Statement”) and which remain unallocated as of the filing date of this Registration Statement (the “Unallocated Shares”).
(2)	Amount represents $13,128.64 previously paid to register $119,134,664 of Unallocated Shares, plus $4,555.72 to hereby register the additional $30,865,336 of an indeterminate principal amount of common or preferred stock or subscription rights to purchase common stock, preferred stock or common and preferred stock as may be sold, from time to time. Effective October 1, 2023, the filing fee rate was increased to $147.60 per million dollars of the proposed maximum aggregate offering price of the securities to be registered.
(3)	There is being registered hereunder an indeterminate principal amount of common or preferred stock or subscription rights to purchase common stock, preferred stock or common and preferred stock as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000.